Exhibit 99.1

WorldHeart Appoints Morgan Brown as New Vice President of Finance and Chief Financial Officer

Salt Lake City, UT—August 10, 2009 (“WorldHeart”, Nasdaq: WHRT) World Heart Corporation, a pioneer in cardiac assist technologies, announced today that it has appointed Morgan Brown as Executive Vice President and Chief Financial Officer. Mr. Brown brings over 16 years of experience to WorldHeart.

Mr. Brown joins WorldHeart from Lifetree Clinical Research where he was Chief Financial Officer and Senior Vice President since 2008. While at Lifetree Clinical Research, Mr. Brown oversaw the accounting, finance, human resource, facility and information technology departments.

Previously, Mr. Brown was with NPS Pharmaceuticals Inc., a Russell 2000 public company, from 2000 to 2008, where he served as Vice President Finance and Treasurer. During his tenure at NPS Mr. Brown was involved in numerous financings as well as merger and acquisition activities.

Before NPS, Mr. Brown, 40, worked for KPMG LLP in Salt Lake City.  Mr. Brown managed multiple audit engagements, servicing private and publicly owned clients. Mr. Brown is a licensed certified public accountant in Utah and earned a master’s degree in business administration from the University of Utah and a bachelor’s degree in accounting from Utah State University.

Alex Martin, WorldHeart’s President and CEO commented, “I join WorldHeart’s Board of Directors and employees in welcoming Morgan to WorldHeart. Morgan brings a wealth of experience in finance and accounting that will be invaluable as WorldHeart transitions its corporate headquarters to Salt Lake City, advances its clinical development programs and grows its overall business.”

In addition to his other duties, Mr. Brown will manage the move of the World Heart Headquarters from Oakland, California to Salt Lake City, Utah.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems headquartered in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands. WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the advancement of WorldHeart’s clinical development programs and the growth of its overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Contact Information:

World Heart Corporation

Mr. J Alex Martin (801) 303 4352

Ms. Peggy Allman  (510) 563-4721

www.worldheart.com